Exhibit 99.1

FOR IMMEDIATE RELEASE
April 25, 2016

CONTACT:
Investors - (301) 968-9300
Media - (301) 968-9400

AMERICAN CAPITAL AGENCY CORP.
REPORTS $0.01 COMPREHENSIVE INCOME PER COMMON SHARE AND
$22.09 NET BOOK VALUE PER COMMON SHARE

Bethesda, MD - April 25, 2016 - American Capital Agency Corp. (“AGNC” or the “Company”) (Nasdaq: AGNC) today reported comprehensive income for the first quarter of 2016 of $0.01 per common share and net book value of $22.09 per common share. Economic return for the period, defined as dividends per common share and the change in net book value ("NAV") per common share, was 0.4% for the quarter, or 1.8% on an annualized basis.

FIRST QUARTER 2016 FINANCIAL HIGHLIGHTS

•	$0.01 comprehensive income per common share, comprised of:

◦	$(2.33) net loss per common share

◦	$2.34 other comprehensive income ("OCI") per common share

▪	Includes net unrealized gains on investments recognized through OCI

•	$0.52 net spread and dollar roll income per common share, excluding estimated "catch-up" premium amortization cost

◦
Includes $0.15 per common share of dollar roll income associated with the Company's $8.1 billion average net long position in forward purchases and sales of agency mortgage-backed securities ("MBS") in the "to-be-announced" ("TBA") market

◦	Excludes $(0.16) per common share of estimated "catch-up" premium amortization cost due to change in projected constant prepayment rate ("CPR") estimates

•	$22.09 net book value per common share as of March 31, 2016

◦	Decreased $(0.50) per common share, or -2.2%, from $22.59 per common share as of December 31, 2015

•	$0.60 dividend declared per common share during the quarter

◦	12.9% annualized dividend yield based on March 31, 2016 closing stock price of $18.63 per common share

•	0.4% economic return on common equity for the quarter, or 1.8% annualized

◦	Comprised of $0.60 dividend per common share and $(0.50) decrease in net book value per common share

American Capital Agency Corp.
April 25, 2016

•	6.5 million shares, or $116 million, of common stock repurchased during the quarter

◦	Represents 1.9% of common stock outstanding as of December 31, 2015

◦	$17.89 per share average repurchase price, inclusive of transaction costs

OTHER FIRST QUARTER HIGHLIGHTS

•	$62.1 billion investment portfolio as of March 31, 2016, comprised of:

◦	$56.0 billion agency MBS

◦	$6.0 billion TBA mortgage position

◦	$0.1 billion AAA non-agency MBS

•	7.3x "at risk" leverage as of March 31, 2016

◦	Increased from 6.8x "at risk" leverage as of December 31, 2015

◦	6.5x leverage, excluding TBA mortgage position, as of March 31, 2016

•	8.8% portfolio CPR for the quarter

◦	10.2% average projected portfolio life CPR as of March 31, 2016

•	1.31% annualized net interest rate spread and TBA dollar roll income for the quarter, excluding estimated "catch-up" premium amortization cost

◦	Excludes -37 bps of "catch up" premium amortization cost due to change in projected CPR estimates

◦	Decreased from 1.38% for the prior quarter, excluding 9 bps of "catch-up" premium amortization benefit

MANAGEMENT REMARKS
"Interest rates fell materially during the first quarter as concerns regarding global economic weakness dampened the market’s expectations with respect to U.S. economic growth, inflation and the pace of monetary policy normalization," commented Gary Kain, Chief Executive Officer, President and Chief Investment Officer. "Consistent with this weaker outlook, the Federal Reserve released its economic projections at its March meeting, which showed a significant reduction in its expectations for short term interest rates. The Federal Open Market Committee also explicitly acknowledged the potential downside risk to the U.S. economy associated with the deteriorating global landscape. This weaker global growth led to significant additional easing measures by the European Central Bank and the Bank of Japan, with the latter instituting negative rates for the first time. Against this backdrop, the 10 year swap rate in the U.S. moved significantly during the quarter, rallying 70 basis points from 2.19% at the beginning of the quarter to a low of 1.49% in early February, ultimately closing the quarter at 1.64%, a 55 basis point decline.

"Agency MBS underperformed materially during the first two months of the quarter as a result of the significant move in interest rates. In March, however, as interest rates stabilized, agency MBS outperformed U.S. Treasury and interest rate swap hedges, leading to some recovery in our net book value. In aggregate, spreads on agency MBS widened modestly relative to our hedges during the quarter and were the primary driver of the 2.2% decline in our net book value. Taking into account the $0.60 of dividends paid during the quarter, our economic return was slightly positive at 0.4% for the quarter, or 1.8% on an annualized basis.

"The prevailing expectations for more muted U.S. economic growth are consistent with the interest rate outlook that we provided at the beginning of the year, and we continue to believe that rates will be 'lower for longer.' Furthermore, we believe this rate environment, coupled with increasingly attractive investment spreads on agency MBS, will be supportive of improved economic returns for

American Capital Agency Corp.
April 25, 2016

our stockholders. Given this view, we chose to increase our leverage level again this quarter by purchasing agency MBS and repurchasing 6.5 million shares, or 1.9%, of our common stock during the quarter."

NET BOOK VALUE
As of March 31, 2016, the Company's net book value per common share was $22.09, a decline of $(0.50), or -2.2%, from its December 31, 2015 net book value per common share of $22.59, largely due to wider spreads between the yield on agency MBS and benchmark interest rates underlying the Company's interest rate hedges.

INVESTMENT PORTFOLIO
As of March 31, 2016, the Company's investment portfolio totaled $62.1 billion, comprised of:

•	$62.0 billion of agency MBS and TBA securities, including:

◦	$60.2 billion of fixed-rate securities, comprised of:

•	$16.5 billion ≤ 15-year securities,

•	$0.1 billion 15-year net long TBA securities,

•	$1.1 billion 20-year fixed-rate securities,

•	$36.6 billion 30-year fixed-rate securities, and

•	$5.9 billion 30-year net long TBA securities;

◦	$0.5 billion of adjustable-rate securities; and

◦	$1.3 billion of collateralized mortgage obligations (“CMOs”), including principal and interest-only strips; and

•	$0.1 billion of AAA non-agency securities.

As of March 31, 2016, inclusive of TBA securities, ≤ 15-year and 30 year fixed rate securities represented 27% and 68% of the Company's investment portfolio, respectively, compared to 29% and 66%, respectively, as of December 31, 2015.

As of March 31, 2016, the Company's fixed-rate securities, inclusive of TBA securities, had a weighted average coupon of 3.52%, unchanged from December 31, 2015, comprised of the following weighted average coupons:

•	3.24% for ≤ 15-year fixed rate securities;

•	3.48% for 20-year fixed-rate securities; and

•	3.62% for 30-year fixed-rate securities.

The Company accounts for its TBA mortgage portfolio (also referred to as "dollar roll funded assets") as derivative instruments and recognizes dollar roll income in other gain (loss), net on the Company's financial statements. As of March 31, 2016, the Company's net TBA position had a total fair value and a total cost basis of $6.0 billion and a net carrying value of $41 million reported in derivative assets/(liabilities) on the Company's balance sheet, compared to a total fair value and a total cost basis of $7.4 billion and a net carrying value of $14 million as of December 31, 2015.

American Capital Agency Corp.
April 25, 2016

CONSTANT PREPAYMENT RATES
The Company's investment portfolio had a weighted average CPR of 8.8% for the first quarter, compared to 9.5% for the prior quarter. The weighted average projected CPR for the remaining life of the Company's agency securities held as of March 31, 2016 was 10.2%, an increase from 8.4% as of December 31, 2015 from higher prepayment expectations following the decline in the 10 year U.S. Treasury rate during the first quarter to 1.78% as of March 31, 2016 from 2.27% as of December 31, 2015.

The weighted average cost basis of the Company's investment portfolio was 104.6% of par value as of March 31, 2016. Net premium amortization cost on the Company's investment portfolio for the first quarter was $(150) million, or $(0.45) per common share, including "catch-up" premium amortization cost of $(55) million, or $(0.16) per common share, due to changes in the Company's projected CPR estimates. This compares to net premium amortization cost for the prior quarter of $(78) million, or $(0.23) per common share, including a "catch-up" premium amortization benefit of $14 million, or $0.04 per common share. The net unamortized premium balance as of March 31, 2016 was $2.4 billion.

The Company amortizes or accretes premiums and discounts associated with purchases of agency securities into interest income using the effective yield method over the estimated life of such securities, incorporating both actual repayments to date and projected repayments over the remaining life of the security. Faster actual or projected repayments can have a meaningful negative impact on the Company's asset yields, while slower actual or projected repayments can have a meaningful positive impact.

ASSET YIELDS, COST OF FUNDS AND NET INTEREST RATE SPREAD
The Company's average asset yield on its investment portfolio, excluding the net TBA position, (also referred to as "balance sheet funded assets") was 2.32% for the first quarter, a decrease from 2.87% for the prior quarter. Excluding "catch-up" premium amortization (cost) or benefit, the Company's average asset yield was 2.75% for the first quarter, largely unchanged from 2.76% for the prior quarter.

For the first quarter, the Company's average cost of funds was 1.64%, an increase from 1.60% for the prior quarter. The Company's average cost of funds includes the cost of agency repurchase agreements ("agency repo"), Federal Home Loan Bank ("FHLB") advances, debt of consolidated variable interest entities ("other debt") and interest rate swaps (including interest rate swaps used to hedge the Company's dollar roll funded assets) measured against the Company's daily weighted average agency repo, FHLB advances and other debt balance outstanding.

Excluding swap costs related to the Company's TBA dollar roll funded assets, the Company's cost of funds for its balance sheet funded assets was 1.51% for the first quarter, an increase from 1.45% for the prior quarter, largely due to higher repo funding costs, partially offset by a decline in interest rate swap costs largely due to an increase in the receive rate on resetting swaps.

The Company's combined annualized net interest rate spread on its balance sheet and dollar roll funded assets for the quarter was 0.94%, compared to 1.47% for the prior quarter. Excluding "catch-up" premium amortization (cost) or benefit, the Company's combined annualized net interest rate

American Capital Agency Corp.
April 25, 2016

spread on its balance sheet and dollar roll funded assets for the quarter was 1.31%, compared to 1.38% for the prior quarter.

On a per share basis, the Company recognized $0.36 per common share of net spread and dollar roll income (a non-GAAP financial measure) for the first quarter, compared to $0.58 for the prior quarter. Excluding "catch-up" premium amortization (cost) or benefit, the Company's net spread and dollar roll income was $0.52 per common share for the first quarter, a decrease from $0.54 per common share for the prior quarter. Net spread and dollar roll income for the first quarter included $0.15 per common share of dollar roll income, compared to $0.16 per common share for the prior quarter. A reconciliation of the Company's net interest income to net spread and dollar roll income and additional information regarding the Company's use of non-GAAP measures are included later in this release.

LEVERAGE
As of March 31, 2016, $45.3 billion of agency repo, $3.0 billion of FHLB advances and $0.6 billion of other debt were used to fund acquisitions of agency and AAA non-agency securities. Inclusive of its net TBA position, the Company's "at risk" leverage ratio was 7.3x as of March 31, 2016, compared to 6.8x as of December 31, 2015. The Company's average "at risk" leverage ratio for the quarter was 7.0x, compared to 6.8x for the prior quarter.

As of March 31, 2016, the Company's agency repurchase agreements had a weighted average interest rate of 0.76%, an increase from 0.61% as of December 31, 2015, and a weighted average remaining days to maturity of 184 days, an increase from 173 days as of December 31, 2015.

As of March 31, 2016, the Company's agency repurchase agreements had remaining maturities of:

•	$33.5 billion of three months or less;

•	$2.2 billion from three to six months;

•	$0.9 billion from six to nine months;

•	$2.5 billion from nine to twelve months;

•	$3.3 billion from one to three years; and

•	$2.9 billion from three to five years.

As of March 31, 2016, the Company's FHLB advances had a weighted average interest rate of 0.56% and a weighted average remaining maturity of 306 days. On January 12, 2016, the Federal Housing Finance Agency ("FHFA") released its final rule on FHLB membership, which requires the termination of the Company's captive insurance subsidiary's FHLB membership and repayment of all FHLB advances after a one year period ending in February 2017.

HEDGING ACTIVITIES
As of March 31, 2016, 83% of the Company's outstanding balance of repurchase agreements, FHLB advances, other debt and net TBA position was hedged through interest rate swaps, swaptions and net U.S. Treasury positions, a decrease from 87% as of December 31, 2015.

The Company's interest rate swap position as of March 31, 2016 totaled $38.2 billion in notional amount, compared to $40.5 billion as of December 31, 2015.

American Capital Agency Corp.
April 25, 2016

As of March 31, 2016, the Company's interest rate swap position included $2.7 billion of forward starting swaps, with an average forward start date of 0.9 years and an average remaining maturity of 7.3 years, compared to $4.5 billion as of December 31, 2015, with an average forward start date of 0.7 years and an average remaining maturity of 5.5 years.

Excluding forward starting swaps, the Company's interest rate swap portfolio had an average fixed pay rate of 1.73% and an average receive rate of 0.62% as of March 31, 2016, compared to 1.75% and 0.40%, respectively, as of December 31, 2015. Including forward starting swaps, the Company's interest rate swap portfolio had an average fixed pay rate of 1.83% and an average maturity of 4.5 years as of March 31, 2016, compared to 1.89% and 4.6 years, respectively, as of December 31, 2015.

During the first quarter, $0.4 billion of payer swaptions from previous quarters expired. As of March 31, 2016, the Company had payer swaptions totaling $1.8 billion of notional value outstanding with a market value of $10 million, cost basis of $68 million, an average remaining option term of 0.3 years and an average underlying interest rate swap term of 7.7 years. This compares to $2.2 billion of notional value outstanding as of December 31, 2015 with a market value of $17 million, a cost basis of $74 million, an average remaining option term of 0.3 years and an average underlying swap term of 7.0 years.

The Company also utilizes long and short positions in U.S. Treasury securities and U.S. Treasury futures to mitigate exposure to changes in interest rates. As of March 31, 2016, the Company had a short U.S. Treasury position of $5.5 billion, compared to a $4.0 billion net short position as of December 31, 2015.

OTHER GAIN (LOSS), NET
For the first quarter, the Company recorded a net loss of $(935) million in other gain (loss), net, or $(2.80) per common share, compared to a net gain of $333 million, or $0.97 per common share, for the prior quarter. Other gain (loss), net for the first quarter was comprised of:

•	$(2) million of net realized losses on sales of agency securities;

•	$(916) million of net losses on interest rate swaps (excluding $19 million of net unrealized gains recognized in OCI);

•	$(89) million of interest rate swap periodic interest costs;

•	$(7) million of net losses on interest rate swaptions;

•	$(155) million of net losses on U.S. Treasury positions;

•	$50 million of TBA dollar roll income;

•	$166 million of net mark-to-market gains on TBA mortgage positions; and

•	$18 million of net gains on other derivative instruments and securities.

OTHER COMPREHENSIVE INCOME
During the first quarter, the Company recorded other comprehensive income of $784 million, or $2.34 per common share, primarily consisting of unrealized gains on the Company's agency securities.

American Capital Agency Corp.
April 25, 2016

FIRST QUARTER 2016 DIVIDEND DECLARATIONS
During the first quarter, the Company's Board of Directors declared monthly dividends of $0.20 per share to common stockholders of record as of January 29, February 29 and March 31, 2016, totaling $0.60 for the quarter, which were paid on February 8, March 8 and April 8, 2016, respectively. This equates to a first quarter annualized dividend yield of 12.9% based on the Company's March 31, 2016 closing stock price of $18.63 per common share.

Since its May 2008 initial public offering through the first quarter of 2016, the Company has declared a total of $6.2 billion in common stock dividends, or $33.30 per common share.

On March 17, 2016, the Company's Board of Directors declared a first quarter dividend on its 8.000% Series A Cumulative Redeemable Preferred Stock of $0.50 per share and on its 7.750% Series B Cumulative Redeemable Preferred Stock ("Series B Preferred Stock") underlying its outstanding depositary shares of $0.484375 per depositary share. Each depositary share represents a 1/1,000th interest in a share of the Series B Preferred Stock. The dividends were paid on April 15, 2016 to preferred stockholders of record as of April 1, 2016.

STOCK REPURCHASE PROGRAM
During the first quarter, the Company repurchased 6.5 million shares of its common stock, or 1.9% of the Company's outstanding shares as of December 31, 2015. The shares were repurchased at an average price of $17.89 per share, including expenses, totaling $116 million. Since commencing a stock repurchase program in the fourth quarter of 2012, the Company has repurchased 68.1 million shares, or approximately 17%, of its common stock for total consideration of approximately $1.4 billion, including expenses. As of March 31, 2016, the Company had $0.6 billion available under its current Board of Directors' authorization for repurchases of its common stock through December 31, 2016.

FINANCIAL STATEMENTS, OPERATING PERFORMANCE AND PORTFOLIO STATISTICS
The following measures of operating performance include net spread and dollar roll income and estimated taxable income, which are non-GAAP financial measures. Please refer to "Use of Non-GAAP Financial Information" later in this release for further discussion of non-GAAP measures.

American Capital Agency Corp.
April 25, 2016

AMERICAN CAPITAL AGENCY CORP.
CONSOLIDATED BALANCE SHEETS
(in millions, except per share data)

	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
	(unaudited)		(unaudited)	(unaudited)	(unaudited)
Assets:
Agency securities, at fair value (including pledged securities of $51,786, $48,380, $47,319, $48,128 and $56,836, respectively)	$54,950	$51,331	$53,729	$50,976	$60,131
Agency securities transferred to consolidated variable interest entities, at fair value (pledged securities)	993	1,029	1,088	1,142	1,221
Non-agency securities, at fair value	112	113	—	—	—
U.S. Treasury securities, at fair value (including pledged securities of $0, $25, $767, $4,756 and $4,328, respectively)	—	25	787	5,124	4,328
REIT equity securities, at fair value	38	33	34	60	68
Cash and cash equivalents	1,109	1,110	1,505	1,510	1,708
Restricted cash	1,686	1,281	1,413	778	1,108
Derivative assets, at fair value	55	81	143	164	229
Receivable for securities sold (including pledged securities of $0, $0, $147, $221 and $721, respectively)	—	—	147	221	908
Receivable under reverse repurchase agreements	3,163	1,713	1,463	2,741	3,175
Other assets	290	305	300	169	229
Total assets	$62,396	$57,021	$60,609	$62,885	$73,105

Liabilities:
Repurchase agreements	$45,276	$41,754	$41,014	$50,158	$58,112
Federal Home Loan Bank advances	3,037	3,753	3,502	20	—
Debt of consolidated variable interest entities, at fair value	562	595	626	674	725
Payable for securities purchased	889	182	4,178	90	50
Derivative liabilities, at fair value	1,652	935	1,536	844	1,352
Dividends payable	73	74	76	77	85
Obligation to return securities borrowed under reverse repurchase agreements, at fair value	3,175	1,696	1,309	2,230	3,363
Accounts payable and other accrued liabilities	72	61	52	74	62
Total liabilities	54,736	49,050	52,293	54,167	63,749

Stockholders' equity:
Preferred stock - aggregate liquidation preference of $348	336	336	336	336	336
Common stock - $0.01 par value; 600.0 shares authorized;
331.0, 337.5, 346.5, 348.8 and 352.8 shares issued and outstanding, respectively	3	3	3	3	4
Additional paid-in capital	9,932	10,048	10,209	10,254	10,332
Retained deficit	(3,329)	(2,350)	(2,727)	(1,879)	(2,166)
Accumulated other comprehensive income (loss)	718	(66)	495	4	850
Total stockholders' equity	7,660	7,971	8,316	8,718	9,356
Total liabilities and stockholders' equity	$62,396	$57,021	$60,609	$62,885	$73,105

Net book value per common share	$22.09	$22.59	$23.00	$24.00	$25.53

American Capital Agency Corp.
April 25, 2016

AMERICAN CAPITAL AGENCY CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(unaudited)

	Three Months Ended
	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Interest income:
Interest income	$295	$374	$295	$414	$383
Interest expense [1]	99	86	77	81	86
Net interest income	196	288	218	333	297

Other gain (loss), net:
Gain (loss) on sale of agency securities, net	(2)	2	(39)	(22)	36
Gain (loss) on derivative instruments and other securities, net [1]	(933)	331	(778)	237	(549)
Total other gain (loss), net	(935)	333	(817)	215	(513)
Expenses:
Management fee	27	28	29	29	30
General and administrative expenses	6	5	5	7	6
Total expenses	33	33	34	36	36
Net income (loss)	(772)	588	(633)	512	(252)
Dividend on preferred stock	7	7	7	7	7
Net income (loss) available (attributable) to common stockholders	$(779)	$581	$(640)	$505	$(259)

Net income (loss)	$(772)	$588	$(633)	$512	$(252)
Other comprehensive income (loss):
Unrealized gain (loss) on available-for-sale securities, net	765	(583)	467	(872)	391
Unrealized gain on derivative instruments, net [1]	19	22	24	26	29
Other comprehensive income (loss)	784	(561)	491	(846)	420
Comprehensive income (loss)	12	27	(142)	(334)	168
Dividend on preferred stock	7	7	7	7	7
Comprehensive income (loss) available (attributable) to common stockholders	$5	$20	$(149)	$(341)	$161

Weighted average number of common shares outstanding - basic and diluted	334.4	341.6	347.8	352.1	352.8
Net income (loss) per common share - basic and diluted	$(2.33)	$1.70	$(1.84)	$1.43	$(0.73)
Comprehensive income (loss) per common share - basic and diluted	$0.01	$0.06	$(0.43)	$(0.97)	$0.46
Dividends declared per common share	$0.60	$0.60	$0.60	$0.62	$0.66

American Capital Agency Corp.
April 25, 2016

AMERICAN CAPITAL AGENCY CORP.
RECONCILIATION OF GAAP NET INTEREST INCOME TO NET SPREAD AND DOLLAR ROLL INCOME [2]
(in millions, except per share data)
(unaudited)

	Three Months Ended
	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Interest income	$295	$374	$295	$414	$383
Interest expense:
Repurchase agreements and other debt	80	64	53	55	57
Interest rate swap periodic costs [1]	19	22	24	26	29
Total interest expense	99	86	77	81	86
Net interest income	196	288	218	333	297
Other interest rate swap periodic costs [3]	(89)	(102)	(107)	(99)	(84)
Dividend on REIT equity securities	1	1	1	2	2
TBA dollar roll income [16]	50	53	73	54	57
Adjusted net interest and dollar roll income	158	240	185	290	272
Operating expenses	33	33	34	36	36
Net spread and dollar roll income	125	207	151	254	236
Dividend on preferred stock	7	7	7	7	7
Net spread and dollar roll income available to common stockholders	118	200	144	247	229
Estimated "catch-up" premium amortization cost (benefit) due to change in CPR forecast	55	(14)	33	(37)	19
Net spread and dollar roll income, excluding "catch-up" premium amortization, available to common stockholders	$173	$186	$177	$210	$248

Weighted average number of common shares outstanding - basic and diluted	334.4	341.6	347.8	352.1	352.8
Net spread and dollar roll income per common share - basic and diluted	$0.36	$0.58	$0.41	$0.70	$0.65
Net spread and dollar roll income, excluding "catch-up" premium amortization, per common share - basic and diluted	$0.52	$0.54	$0.51	$0.60	$0.70

American Capital Agency Corp.
April 25, 2016

AMERICAN CAPITAL AGENCY CORP.
RECONCILIATION OF GAAP NET INCOME TO ESTIMATED TAXABLE INCOME [2]
(in millions, except per share data)
(unaudited)

	Three Months Ended
	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Net income (loss)	$(772)	$588	$(633)	$512	$(252)
Book to tax differences:
Premium amortization, net	55	(18)	15	(55)	26
Realized gain/loss, net	93	154	12	(39)	(113)
Net capital loss/(utilization of net capital loss carryforward) [5]	(99)	(83)	—	121	(115)
Unrealized gain/loss, net	804	(543)	672	(417)	627
Total book to tax differences	853	(490)	699	(390)	425
Estimated REIT taxable income	81	98	66	122	173
Dividend on preferred stock	7	7	7	7	7
Estimated REIT taxable income, net of preferred stock dividend	$74	$91	$59	$115	$166
Weighted average number of common shares outstanding - basic and diluted	334.4	341.6	347.8	352.1	352.8
Estimated REIT taxable income per common share - basic and diluted	$0.22	$0.27	$0.17	$0.33	$0.47

Beginning cumulative non-deductible capital loss	$684	$767	$767	$646	$761
Net capital loss/(utilization of net capital loss carryforward)	(99)	(83)	—	121	(115)
Ending cumulative non-deductible capital loss	$585	$684	$767	$767	$646
Ending cumulative non-deductible capital loss per common share	$1.77	$2.03	$2.21	$2.20	$1.83

American Capital Agency Corp.
April 25, 2016

AMERICAN CAPITAL AGENCY CORP.
KEY STATISTICS*
(in millions, except per share data)
(unaudited)

	Three Months Ended
Key Balance Sheet Statistics:	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Fixed-rate agency securities, at fair value - as of period end [19]	$54,155	$50,522	$52,862	$50,070	$59,140
Adjustable-rate agency securities, at fair value - as of period end	$471	$495	$551	$599	$642
AAA non-agency securities, at fair value - as of period end	$112	$113	$—	$—	$—
CMO agency securities, at fair value - as of period end	$966	$990	$1,041	$1,078	$1,173
Interest-only strips agency securities, at fair value - as of period end	$176	$178	$179	$189	$198
Principal-only strips agency securities, at fair value - as of period end	$175	$175	$184	$182	$199
Total securities, at fair value - as of period end [19]	$56,055	$52,473	$54,817	$52,118	$61,352
Total securities, at cost - as of period end [19]	$55,271	$52,464	$54,216	$51,994	$60,349
Total securities, at par - as of period end [6,19]	$52,864	$50,163	$51,902	$49,688	$57,710
Average securities, at cost [19]	$50,897	$52,131	$48,711	$56,106	$59,479
Average securities, at par [6,19]	$48,687	$49,890	$46,610	$53,660	$56,874
Net TBA portfolio - as of period end, at fair value	$6,024	$7,444	$7,385	$7,058	$4,894
Net TBA portfolio - as of period end, at cost	$5,983	$7,430	$7,265	$7,104	$4,815
Net TBA portfolio - as of period end, carrying value	$41	$14	$120	$(46)	$79
Average net TBA portfolio, at cost	$8,144	$7,796	$9,434	$5,973	$6,957
Average repurchase agreements and other debt [4]	$45,926	$47,018	$43,308	$50,410	$53,963
Average stockholders' equity [7]	$7,776	$8,143	$8,603	$9,108	$9,401
Net book value per common share as of period end [8]	$22.09	$22.59	$23.00	$24.00	$25.53
Leverage - average during the period [9,19]	5.9:1	5.8:1	5.1:1	5.6:1	5.8:1
Leverage - average during the period, including net TBA position [10]	7.0:1	6.8:1	6.2:1	6.2:1	6.5:1
Leverage - as of period end [11,19]	6.5:1	5.8:1	5.9:1	5.3:1	5.8:1
Leverage - as of period end, including net TBA position [12]	7.3:1	6.8:1	6.8:1	6.1:1	6.4:1

Key Performance Statistics:
Average coupon [13,19]	3.63%	3.62%	3.62%	3.60%	3.63%
Average asset yield [14,19]	2.32%	2.87%	2.42%	2.95%	2.57%
Average cost of funds [15,19]	(1.64)%	(1.60)%	(1.70)%	(1.43)%	(1.28)%
Average net interest rate spread [19]	0.68%	1.27%	0.72%	1.52%	1.29%
Average net interest rate spread, including TBA dollar roll income/loss [16]	0.94%	1.47%	1.14%	1.74%	1.53%
Average coupon - as of period end [19]	3.63%	3.63%	3.61%	3.62%	3.58%
Average asset yield - as of period end [19]	2.72%	2.78%	2.76%	2.75%	2.64%
Average cost of funds - as of period end [17,19]	(1.49)%	(1.65)%	(1.64)%	(1.56)%	(1.34)%
Average net interest rate spread - as of period end [19]	1.23%	1.13%	1.12%	1.19%	1.30%
Average actual CPR for securities held during the period [19]	9%	10%	12%	12%	8%
Average forecasted CPR - as of period end [19]	10%	8%	9%	8%	10%
Total premium amortization, net	$(150)	$(78)	$(128)	$(69)	$(133)
Expenses % of average total assets - annualized	0.23%	0.23%	0.25%	0.21%	0.20%
Expenses % of average stockholders' equity - annualized	1.70%	1.61%	1.57%	1.59%	1.55%
Net comprehensive income (loss) return on average common equity - annualized	0.3%	1.0%	(7.1)%	(15.6)%	7.2%
Dividends declared per common share	$0.60	$0.60	$0.60	$0.62	$0.66
Economic return (loss) on common equity - annualized [18]	1.8%	3.3%	(6.6)%	(14.3)%	7.1%

American Capital Agency Corp.
April 25, 2016

*Except as noted below, average numbers for each period are weighted based on days on the Company's books and records. All percentages are annualized.
** Numbers may not total due to rounding.

1.
The Company voluntarily discontinued hedge accounting under GAAP for interest rate swaps as of September 30, 2011. The accumulated other comprehensive loss on the Company's de-designated interest rate swaps as of September 30, 2011 is being amortized on a straight-line basis over the remaining swap terms into interest expense. All other periodic interest costs, termination fees and mark-to-market adjustments associated with interest rate swaps are reported in other income (loss), net pursuant to GAAP.

2.	Table includes non-GAAP financial measures. Refer to "Use of Non-GAAP Financial Information" for additional discussion of non-GAAP financial measures.

3.
Other interest rate swap periodic costs represent periodic interest costs on the Company's interest rate swap portfolio in excess of amounts reclassified from accumulated OCI into interest expense (see footnote 1 for additional information). Other interest rate swap periodic costs do not include termination fees or mark-to-market adjustments associated with interest rate swaps.

4.	Average repurchase agreements and other debt includes agency repo, FHLB advances and debt of consolidated VIE's. Amount excludes U.S. Treasury repurchase agreements.

5.
Capital losses in excess of capital gains are not deductible from the Company's ordinary taxable income, but may be carried forward for up to five years from the year of loss and applied against future net capital gains.

6.	Agency securities, at par value exclude the underlying unamortized principal balance ("UPB") of the Company's interest-only securities. Excludes TBAs.

7.	Average stockholders' equity calculated as the average month-ended stockholders' equity during the quarter.

8.	Net book value per common share as of period end calculated as total stockholders' equity, less the preferred stock liquidation preference, divided by the number of common shares outstanding.

9.
Average leverage during the period was calculated by dividing the daily weighted average agency repurchase agreements, FHLB advances and debt of consolidated VIEs outstanding for the period by the sum of average stockholders' equity less the average investment in REIT equity securities for the period. Leverage excludes U.S. Treasury repurchase agreements.

10.
Average leverage during the period, including net TBA position, includes the components of "leverage - average during the period," plus the Company's daily weighted average net TBA dollar roll position (at cost) during the period.

11.
Leverage as of period end was calculated by dividing the sum of the amount outstanding under agency repurchase agreements, FHLB advances, debt of consolidated VIE and net receivable / payable for unsettled agency securities by the sum of total stockholders' equity less the fair value of investments in REIT equity securities at period end. Leverage excludes U.S. Treasury repurchase agreements.

12.	Leverage as of period end, including net TBA position, includes the components of "leverage - as of period end," plus the Company's net TBA dollar roll position (at cost) as of period end.

13.	Average coupon for the period was calculated by dividing the total coupon (or cash) interest income by average securities held at par.

14.
Average asset yield for the period was calculated by dividing the total interest income (coupon interest less amortization of net premiums and discounts) by the average amortized cost of securities held.

15.
Cost of funds includes agency repurchase agreements, other debt and current pay interest rate swaps, but excludes swap termination fees, forward starting swaps and costs associated with other supplemental hedges such as swaptions and short U.S. Treasury or TBA positions. Average cost of funds for the period was calculated by dividing the total cost of funds by the average agency repurchase agreements and other debt outstanding for the period. Cost of funds excludes U.S. Treasury repurchase agreements.

16.
TBA dollar roll income/(loss) is net of TBAs used for hedging purposes. Dollar roll income/(loss) excludes the impact of other supplemental hedges, and is recognized in gain (loss) on derivative instruments and other securities, net.

17.
Cost of funds as of period end includes agency repurchase agreements and other debt outstanding, plus the impact of interest rate swaps in effect as of each period end. Amount excludes forward starting swaps and costs associated with other supplemental hedges such as swaptions and short U.S. Treasury or TBA positions.

18.
Economic return (loss) on common equity represents the sum of the change in net asset value per common share and dividends declared on common stock during the period over the beginning net asset value per common share.

19.	Excludes net TBA mortgage position.

STOCKHOLDER CALL
AGNC invites stockholders, prospective stockholders and analysts to attend the AGNC stockholder call on April 26, 2016 at 11:00 am ET. Interested persons who do not plan on asking a question and have access to the internet are encouraged to utilize the free live webcast at www.AGNC.com. Those who plan on participating in the Q&A or do not have the internet available may access the call by dialing (877) 300-5922 (U.S. domestic) or (412) 902-6621 (international). Please advise the operator you are dialing in for the American Capital Agency stockholder call.

American Capital Agency Corp.
April 25, 2016

A slide presentation will accompany the call and will be available at www.AGNC.com. Select the Q1 2016 Earnings Presentation link to download and print the presentation in advance of the stockholder call.

An archived audio of the stockholder call combined with the slide presentation will be available on the AGNC website after the call on April 26, 2016. In addition, there will be a phone recording available one hour after the live call on April 26, 2016 through May 10, 2016. If you are interested in hearing the recording of the presentation, please dial (877) 344-7529 (U.S. domestic) or (412) 317-0088 (international). The conference number is 10083761.

For further information, please contact Investor Relations at (301) 968-9300 or IR@AGNC.com.

ABOUT AMERICAN CAPITAL AGENCY CORP.
American Capital Agency Corp. is a real estate investment trust ("REIT") that invests primarily in agency pass-through securities for which the principal and interest payments are guaranteed by a U.S. Government agency or a U.S. Government-sponsored enterprise. The Company is externally managed and advised by American Capital AGNC Management, LLC, an affiliate of American Capital, Ltd. For further information, please refer to www.AGNC.com.

ABOUT AMERICAN CAPITAL, LTD.
American Capital, Ltd. (Nasdaq: ACAS) is a publicly traded private equity firm and global asset manager. American Capital, both directly and through its asset management business, originates, underwrites and manages investments in middle market private equity, leveraged finance, real estate and structured products. American Capital manages $21 billion of assets, including assets on its balance sheet and fee earning assets under management by affiliated managers, with $73 billion of total assets under management (including levered assets). Through a wholly owned affiliate, American Capital manages publicly traded American Capital Agency Corp. (Nasdaq: AGNC), American Capital Mortgage Investment Corp. (Nasdaq: MTGE) and American Capital Senior Floating, Ltd. (Nasdaq: ACSF) with approximately $10 billion of total net book value. American Capital and its affiliates operate out of six offices in the U.S. and Europe. For further information, please refer to www.AmericanCapital.com.

FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management of the Company at the time of such statements and are not guarantees of future performance. Forward-looking statements involve risks and uncertainties in predicting future results and conditions. Actual results could differ materially from those projected in these forward-looking statements due to a variety of important factors, including, without limitation, changes in interest rates, changes in the yield curve, changes in prepayment rates, the availability and terms of financing, changes in the market value of the Company's assets, general economic conditions, market conditions, conditions in the market for agency securities, and legislative and regulatory changes that could adversely affect the business of the Company. Certain factors that could cause actual results to differ materially from those contained in the forward-looking statements, are included in the Company's periodic reports filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC's website, www.sec.gov. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt or new information, or otherwise.

American Capital Agency Corp.
April 25, 2016

USE OF NON-GAAP FINANCIAL INFORMATION
In addition to the results presented in accordance with GAAP, the Company's results of operations discussed in this release include certain non-GAAP financial information, including “adjusted net interest expense” (defined as interest expense plus the periodic interest rate costs of the Company's interest rate swaps reported in gain (loss) on derivatives and other securities, net in its consolidated statements of comprehensive income), “net spread and dollar roll income” (defined as interest income, TBA dollar roll income and dividends from REIT equity securities, net of adjusted net interest expense and operating expenses) and “estimated taxable income” and certain financial metrics derived from non-GAAP information, such as “cost of funds” and "net interest rate spread.”

By providing users of the Company's financial information with such measures in addition to the related GAAP measures, the Company believes it gives users greater transparency into the information used by the Company's management in its financial and operational decision-making and that it is meaningful information to consider related to: (i) in the case of adjusted net interest expense, the economic costs of financing the Company's investment portfolio inclusive of interest rate swaps used to economically hedge against fluctuations in its borrowing costs, (ii) in the case of net spread and dollar roll income, the Company's current financial performance without the effects of certain transactions that are not necessarily indicative of its current investment portfolio and operations, and (iii) in the case of estimated taxable income, information that is directly related to the amount of dividends the Company is required to distribute in order to maintain its REIT qualification status. However, because such measures are incomplete measures of the Company's financial performance and involve differences from results computed in accordance with GAAP, they should be considered as supplementary to, and not as a substitute for, results computed in accordance with GAAP. In addition, because not all companies use identical calculations, the Company's presentation of such non-GAAP measures may not be comparable to other similarly-titled measures of other companies. Furthermore, estimated taxable income can include certain information that is subject to potential adjustments up to the time of filing the Company's income tax returns, which occurs after the end of its fiscal year.

A reconciliation of GAAP net interest income to non-GAAP net spread and dollar roll income and a reconciliation of GAAP net income to non-GAAP estimated taxable income is included in this release.